Exhibit 99.1

PLUMAS BANCORP REPORTS SECOND QUARTER 2024 EARNINGS

Reno, Nevada, July 17, 2024 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the second quarter of 2024 of $6.8 million or $1.15 per share, an increase of $126 thousand from $6.7 million or $1.14 per share during the second quarter of 2023. Diluted earnings per share increased to $1.14 per share during the three months ended June 30, 2024 up from $1.12 per share during the quarter ended June 30, 2023.

For the six months ended June 30, 2024, the Company reported net income of $13.0 million or $2.21 per share, a decrease of $1.2 million from $14.3 million or $2.44 per share earned during the six months ended June 30, 2023. Earnings per diluted share decreased to $2.19 during the six months ended June 30, 2024, down $0.22 from $2.41 during the first six months of 2023.

Return on average assets was 1.67% during the current quarter, down slightly from 1.70% during the second quarter of 2023. Return on average equity decreased to 17.1% for the three months ended June 30, 2024, down from 20.5% during the second quarter of 2023. Return on average assets was 1.61% during the six months ended June 30, 2024, down from 1.81% during the first half of 2023. Return on average equity decreased to 16.7% for the six months ended June 30, 2024, down from 22.7% during the first half of 2023.

Balance Sheet Highlights

June 30, 2024 compared to June 30, 2023

●	Cash and due from banks increased by $18 million to $110 million.
●	Gross loans increased by $62 million, or 7%, to $997 million.
●	Total equity increased by $36.6 million, or 28%, to $165 million.
●	Book value per share increased by $6.09, or 28%, to $28.01.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp and Plumas Bank, stated, “During the second quarter, deposits stabilized. Our ability to maintain a low overall cost of funds remains a significant factor in driving profitability.

Loans continued to grow with strong SBA production. Currently our production is primarily fixed rate SBA 7(a) loans; however, when the market for variable rate product returns to more normal levels, we will return to making variable rate SBA 7(a) loans, the guaranteed portion of which we sell in the secondary market, enhancing non-interest income. We continue to refine CRE stress testing and closely monitor classified assets. Several significant reductions in nonaccrual loans have been achieved and concentrations remain within guidelines.

Increased yield on the restructured securities portfolio has more than offset the increase in rent expense resulting from the sale leaseback transaction completed in the first quarter. Additionally, unrealized losses in the securities portfolio continue to decline.

We are pleased to report that Plumas Bancorp has been included again in the Russell 2000 which reconstituted at the close of the second quarter. Inclusion will likely enhance stock liquidity via trading by index funds and benchmarked investment strategies.”

“Additionally,” continued Ryback, “Plumas Bank recently received several awards including:

●	Raymond James Bankers Cup
●	Independent Community Bankers of America Top-Performing Bank
●	Keefe, Bruyette & Woods Bank Honor Roll
●	American Banker Top-Performing Community Banks
●	D.A. Davidson Bison Select
●	Findley Reports Super Premier Performing Bank
●	CB-Resource Top Ten

Each of these awards assesses performance in a diversity of metrics compared with peer institutions. Our efforts to proactively manage earnings, expenses, and margins in a turbulent environment have allowed us to continue to achieve strong results.”

Sales/Leaseback and Investment Restructuring

On January 19, 2024, Plumas Bank entered into two agreements for the purchase and sale of real property (the “Sale Agreements”). One Sale Agreement provided for the sale to MountainSeed of nine properties owned and operated by Plumas Bank as branches (the “Branches”) for an aggregate cash purchase price of approximately $25.7 million. The branch portion of the sale was completed on February 14, 2024 resulting in a net gain on sale of $19.9 million, recording of right-of-use assets totaling $22.3 million and recording a lease liability of $22.3 million. The second Sale Agreement provides for the sale to MountainSeed of up to three properties operated as non-branch administrative offices (the “Non-Branch Offices”) for an aggregate cash purchase price of $7.9 million, assuming all of the Non-Branch Offices are sold. The closing date on the Non-Branch Offices has been extended to September 16, 2024 and may be extended further.

Under the Sale Agreements, the parties agreed, concurrently with the closing of the sale of the properties, to enter into triple net lease agreements (the “Lease Agreements”) pursuant to which Plumas Bank will lease each of the properties sold. Each Lease Agreement will have an initial term of fifteen years with one 15-year renewal option. The Lease Agreements will provide for an annual rent of approximately $3.1 million in the aggregate for all Properties of which $2.4 million relates to the completed branch sale, increased by two percent (2%) per annum for each year during the initial Term. During the renewal term, the initial rent will be the basic rent during the last year of the initial term, increased by two percent (2%) per annum for each year during the renewal term.

The gain on sales of the branches was offset by losses on the sale of approximately $115 million in investment securities. During the three months ended March 31, 2024 we sold $115 million in investment securities having a weighted average tax equivalent yield of 2.24% recording a $19.8 million loss on the sales. Beginning in December 2023 and ending on March 27, 2024 we purchased $120 million in investments securities having a weighted average tax equivalent yield of 5.25%.

Loans, Deposits, Investments and Cash

Gross loans increased by $62 million, or 7%, from $935 million at June 30, 2023, to $997 million at June 30, 2024. Increases in loans included $71 million in commercial real estate loans, $12 million in construction loans, $6 million in commercial loans, and $2 million in equity lines of credit; these items were partially offset by a decrease of $22 million in automobile loans, $3 million in agricultural loans, $3 million in residential real estate loans and $1 million in other loans.

On June 30, 2024, approximately 75% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Approximately 72% of the variable rate loans are indexed to the five year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 25% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits decreased by $91 million to $1.3 billion at June 30, 2024. The decrease in deposits includes decreases of $46 million in demand deposits, and $51 million in savings deposits. Partially offsetting these declines was a $6 million increase in time deposits. We attribute much of the decrease to the current interest rate environment as we have seen some deposits leave for higher rates and some customers reluctant to borrow to fund operating expenses and instead have drawn down their excess deposit balances. Beginning in April 2023, we began offering a time deposit promotion offering 7-month and 11-month time deposits at an interest rate of 4%. Effective June 30, 2023, we discontinued this promotion which generated $46 million in deposits. However, beginning in the fourth quarter of 2023 we allowed those customers who had promotional time deposits to renew those deposits at similar terms. At June 30, 2024, 51% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities decreased by $24 million from $469 million at June 30, 2023, to $445 million at June 30, 2024. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks increased by $18 million from $92 million at June 30, 2023, to $110 million at June 30, 2024.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2024 were $9.1 million, down from $9.6 million at June 30, 2023. Nonperforming assets as a percentage of total assets decreased to 0.56% at June 30, 2024 down from 0.61% at June 30, 2023. OREO increased by $58 thousand from $83 thousand at June 30, 2023 to $141 thousand at June 30, 2024. Nonperforming loans were $9.0 million at June 30, 2024 and $9.5 million at June 30, 2023. Included in nonperforming loans at June 30, 2024 were agricultural loans from one borrower totaling $6.2 million which were over 90 days past due but not nonaccrual. We received payments on these loans totaling $1.6 million in July and concurrently with these payments we extended the maturity of the loans to August 15, 2024 which allows time for the borrower to sell the crops securing the remaining balance of principal and interest on the loans. Nonaccrual loans totaled $2.5 million at June 30, 2024 and $4.5 million at June 30, 2023. Nonperforming loans as a percentage of total loans decreased to 0.90% at June 30, 2024, down from 1.02% at June 30, 2023.

During the first half of 2024 we recorded a provision for credit losses of $1.7 million consisting of a provision for credit losses on loans of $1.8 million and a decrease in the reserve for unfunded commitments of $79 thousand. The $1.8 million includes growth in the portfolio, net losses during the six-month period and an increase in loan delinquencies. This compares to a provision for credit losses of $2.9 million consisting of a provision for credit losses on loans of $2.6 million and an increase in the reserve for unfunded commitments of $325 thousand during the first six months of 2023.

Net charge-offs, mostly related to our automobile loan portfolio, totaled $610 thousand and $411 thousand during the six months ended June 30, 2024 and 2023, respectively. The allowance for credit losses totaled $14.1 million at June 30, 2024 and $13.4 million at June 30, 2023. The allowance for credit losses as a percentage of total loans was 1.41% and 1.43% at June 30, 2024 and 2023.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the six months ended June 30, 2024 and 2023 (in thousands).

Allowance for Credit Losses	June 30, 2024	June 30, 2023
Balance, beginning of period	$12,867	$10,717
Impact of CECL adoption	-	529
Provision charged to operations	1,825	2,550
Losses charged to allowance	(1,010)	(738)
Recoveries	400	327
Balance, end of period	$14,082	$13,385

Reserve for Unfunded Commitments	June 30, 2024	June 30, 2023
Balance, beginning of period	$799	$341
Impact of CECL adoption	-	258
Provision charged to operations	(79)	325
Balance, end of period	$720	$924

Shareholders’ Equity

Total shareholders’ equity increased by $36.6 million from $128.6 million at June 30, 2023, to $165.2 million at June 30, 2024. The $36.6 million includes earnings during the twelve-month period totaling $28.5 million, a decrease in accumulated other comprehensive loss of $13.3 million and restricted stock and stock option activity totaling $0.9 million. These items were partially offset by the payment of cash dividends totaling $6.1 million.

Bank Term Funding Program

The Federal Reserve Board, on June 12, 2023, announced the creation of a new Bank Term Funding Program (BTFP). The BTFP offered loans of up to one year in length to banks, savings associations, credit unions, and other eligible depository institutions pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. These assets will be valued at par.  At December 31, 2023, the Company had outstanding borrowings under the BTFP totaling $80 million. In January 2024 the Company borrowed an additional $25 million under the BTFP for a total of $105 million outstanding at June 30, 2024.  This borrowing bears interest at the rate of 4.85% and is payable on January 17, 2025. Borrowings under the BTFP can be prepaid without penalty. There were no borrowings under the BTFP at June 30, 2023. Interest expense recognized on the BTFP borrowings for the six months ended June 30, 2024, totaled $2.5 million.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive offering rates on deposit products and the use of established lines of credit.

The Company is a member of the FHLB and can borrow up to $235 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $431 million. In addition to its FHLB borrowing line, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings from the FHLB or the correspondent banks at June 30, 2024 and June 30, 2023.

The Company estimates that it has approximately $423 million in uninsured deposits. Of this amount, $100 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

Customer deposits are the Company’s primary source of funds. Total deposits decreased by $91 million from $1.4 billion at June 30, 2023 to $1.3 billion at June 30, 2024. Deposits are held in various forms with varying maturities.

The Company’s securities portfolio, Federal funds sold, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the Federal Reserve Bank of San Fransisco, Federal funds sold and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin – Three Months Ended June 30, 2024

Net interest income was $18.4 million for the three months ended June 30, 2024, an increase of $1.2 million from the same period in 2023. The increase in net interest income includes an increase of $2.9 million in interest income partially offset by an increase of $1.8 million in interest expense. Interest and fees on loans increased by $2.0 million related to growth in the loan portfolio and an increase in yield on the portfolio.

Average loan balances increased by $61 million, while the average yield on these loans increased by 48 basis points from 5.84% during the second quarter of 2023 to 6.32% during the current quarter. The increase in loan yield includes the effect of an increase in market rates. The average prime interest rate increased from 8.16% during the second quarter of 2023 to 8.50% during the current quarter. Additionally, during the current quarter we recovered $316 thousand in interest on loans that were classified as nonaccrual and which were paid off in full during the quarter.

Interest on investment securities increased by $669 thousand related to an increase in yield of 86 basis points to 4.11%. The increase in investment yields is consistent with the increase in market rates and the restructuring of the investment portfolio discussed earlier. Average investment securities declined from $478 million during the three months ended June 30, 2023 to $444 million during the current quarter. Interest on cash balances increased by $249 thousand related to an increase in average balance of $13 million and an increase in rate earned on these balances of 37 basis points from 5.14% during the three months ended June 30, 2023 to 5.51% during the current quarter. The increase in rate earned was mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank (FRB). The average rate earned on FRB balances increased from 5.06% during the second quarter of 2023 to 5.40% during the current quarter.

Interest expense increased from $984 thousand during the three months ended June 30, 2023 to $2.8 million during the current period related to an increase in rate paid on interest bearing liabilities and an increase in borrowings. The average rate paid on interest bearing liabilities increased from 0.56% during the 2023 quarter to 1.44% in 2024 related mainly to an increase in market interest rates, an increase in borrowings and the effect of a 4% time deposit promotion.

Interest paid on deposits increased by $452 thousand and is broken down by product type as follows: money market accounts - $130 thousand and time deposits - $356 thousand. Related to a decline in average balance of $61 million, interest on savings deposits declined by $34 thousand. The average rate paid on interest-bearing deposits increased from 0.51% during the second quarter of 2023 to 0.84% during the current quarter.

During the fourth quarter of 2023 we borrowed $80 million under the BTFP and during January 2024 we increased this borrowing by $25 million to a total of $105 million. Additionally, we increased Plumas Bancorp's borrowing on its line of credit to $15 million during the first quarter of 2024. Interest incurred on these borrowings totaled $1.4 million and $113 thousand during the three months ended June 30, 2024 and 2023, respectively.

Net interest margin for the three months ended June 30, 2024 increased 20 basis points to 4.89%, up from 4.69% for the same period in 2023.

Net Interest Income and Net Interest Margin – Six Months Ended June 30, 2024

Net interest income for the six months ended June 30, 2024 was $35.9 million, an increase of $1.5 million from the $34.4 million earned during the same period in 2023. The increase in net interest income includes an increase of $5.2 million in interest income partially offset by an increase of $3.7 million in interest expense.

Interest and fees on loans increased by $3.9 million related to an increase in average balance and yield. The average balance of loans during the six months ended June 30, 2024 was $972 million, an increase of $55 million from $917 million during the same period in 2023. The average yield on loans increased by 48 basis points from 5.73% during the first six months of 2023 to 6.21% during the current period.

Interest on investment securities increased by $1.3 million related to an increase in yield of 65 basis points to 3.89%. The increase in investment yields is consistent with the increase in market rates and the restructuring of the investment portfolio. Average investment securities declined from $472 million during the six months ended June 30, 2023 to $462 million during the current period. Interest on cash balances declined by $78 thousand as an increase in yield of 70 basis points was offset by a decline in average balance from $97.1 million during the first six months of 2023 to $81.8 million in the current period.

Interest expense increased from $1.6 million during the six months ended June 30, 2023 to $5.3 million during the current period related to an increase in rate paid on interest bearing liabilities and an increase in borrowings. The average rate paid on interest bearing liabilities increased from 0.46% during the 2023 period to 1.39% in 2024 related mainly to an increase in market interest rates, an increase in borrowings and the effect of a 4% time deposit promotion.

Interest paid on deposits increased by $1.2 million and is broken down by product type as follows: money market accounts - $289 thousand and time deposits - $935 thousand. Related to a decline in average balance of $64 million, interest on savings deposits declined by $53 thousand. The average rate paid on interest-bearing deposits increased from 0.39% during the six months ended June 30, 2023 to 0.79% during the current period.

Interest incurred on borrowings, including junior subordinated debentures in 2023 and borrowings under the BTFP in 2024, totaled $2.8 million and $282 thousand during the six months ended June 30, 2024 and 2023, respectively.

Net interest margin for the six months ended June 30, 2024 increased 10 basis points to 4.76%, up from 4.66% for the same period in 2023.

Non-Interest Income/Expense – Three Months Ended June 30, 2024

Non-interest income increased by $59 thousand to $2.2 million during the current quarter. Increases of $49 thousand in service charge income, $50 thousand in Federal Home Loan Bank dividends and $57 thousand in other non-interest income were partially offset by declines in interchange income of $42 thousand and loan servicing fees of $55 thousand.

During the three months ended June 30, 2024, total non-interest expense increased by $1.3 million from $9.1 million during the second quarter of 2023 to $10.4 million during the current quarter. The largest components of this increase were an increase in salary and benefit expense of $417 thousand and an increase in occupancy and equipment costs of $696 thousand. The increase in salary and benefit expense primarily relates to an increase in salary expense and commissions. Salary expense increased by $197 thousand which we attribute primarily to merit and promotional salary increases and an increase in employees. Our full time equivalent employee count has increased from 176 at June 30, 2023 to 185 at June 30, 2024. Commissions increased by $328 thousand related mostly to SBA production which has been quite strong during 2024. In the second half of 2023, our SBA department moved from producing variable rate SBA 7(a) loans indexed to prime to fixed rate SBA 7(a) loans. We had experienced a significant decline in the market for the variable rate SBA loans; however, we have successfully transitioned to the fixed rate product. We portfolio the fixed rate SBA loans we generate. During the three months ended June 30, 2024 fixed rate SBA loans balances increased by $20 million. Partially offsetting the increase in salary and commission expense was an increase in the deferral of loan origination cost of $254 thousand related to the increase in SBA loan production. Occupancy and equipment costs increased by $696 thousand related to an increase in rent expense of $685 thousand related to the sales/leaseback transaction.

Non-Interest Income/Expense – Six Months Ended June 30, 2024

During the six months ended June 30, 2024, non-interest income totaled $4.3 million, a decrease of $1.7 million from the six months ended June 30, 2023. The largest component of this decrease was a $1.7 million gain on termination of our interest rate swaps during the 2023 quarter. As discussed earlier, during the first quarter of 2024, a $19.9 million gain on sale of buildings was offset by a $19.8 million loss on investment securities.

During the six months ended June 30, 2024 non-interest expense increased by $2.5 million to $20.8 million. The largest components of this increase were a $716 thousand increase in salary and benefit expenses and a $1.0 million increase in occupancy and equipment expense. The largest increases in salary and benefit expense were $384 thousand in salary expense and $435 thousand in commission expense. These were partially offset by an increase in the deferral of loan origination costs of $392 thousand related to an increase in SBA production. The increase in occupancy and equipment costs relates to a $1.0 million increase in rent expense related to the sales/leaseback transaction.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of June 30,
	2024	2023	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$109,852	$91,765	$18,087	19.7%
Investment securities	445,132	468,920	(23,788)	(5.1)%
Loans, net of allowance for credit losses	986,517	925,050	61,467	6.6%
Premises and equipment, net	12,868	19,377	(6,509)	(33.6)%
Bank owned life insurance	16,310	15,902	408	2.6%
Real estate acquired through foreclosure	141	83	58	69.9%
Goodwill	5,502	5,502	-	-%
Accrued interest receivable and other assets	65,775	46,386	19,389	41.8%
Total assets	$1,642,097	$1,572,985	$69,112	4.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,304,587	$1,395,160	$(90,573)	(6.5)%
Accrued interest payable and other liabilities	52,355	39,267	13,088	33.3%
Borrowings	120,000	10,000	110,000	1100.0%
Total liabilities	1,476,942	1,444,427	32,515	2.3%
Common stock	28,656	27,739	917	3.3%
Retained earnings	161,608	139,191	22,417	16.1%
Accumulated other comprehensive loss, net	(25,109)	(38,372)	13,263	34.6%
Shareholders’ equity	165,155	128,558	36,597	28.5%
Total liabilities and shareholders’ equity	$1,642,097	$1,572,985	$69,112	4.4%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2024	2023	Dollar Change	Percentage Change

Interest income	$21,160	$18,223	$2,937	16.1%
Interest expense	2,755	984	1,771	180.0%
Net interest income before provision for credit losses	18,405	17,239	1,166	6.8%
Provision for credit losses	925	1,350	(425)	(31.5)%
Net interest income after provision for credit losses	17,480	15,889	1,591	10.0%
Non-interest income	2,202	2,143	59	2.8%
Non-interest expense	10,396	9,098	1,298	14.3%
Income before income taxes	9,286	8,934	352	3.9%
Provision for income taxes	2,500	2,274	226	9.9%
Net income	$6,786	$6,660	$126	1.9%

Basic earnings per share	$1.15	$1.14	$0.01	0.9%
Diluted earnings per share	$1.14	$1.12	$0.02	1.8%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30,	2024	2023	Dollar Change	Percentage Change

Interest income	$41,187	$36,010	$5,177	14.4%
Interest expense	5,325	1,622	3,703	228.3%
Net interest income before provision for credit losses	35,862	34,388	1,474	4.3%
Provision for credit losses	1,746	2,875	(1,129)	(39.3)%
Net interest income after provision for credit losses	34,116	31,513	2,603	8.3%
Non-interest income	4,342	6,068	(1,726)	(28.4)%
Non-interest expense	20,793	18,323	2,470	13.5%
Income before income taxes	17,665	19,258	(1,593)	(8.3)%
Provision for income taxes	4,625	4,973	(348)	(7.0)%
Net income	$13,040	$14,285	$(1,245)	(8.7)%

Basic earnings per share	$2.21	$2.44	$(0.23)	(9.4)%
Diluted earnings per share	$2.19	$2.41	$(0.22)	(9.1)%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023
EARNINGS PER SHARE
Basic earnings per share	$1.15	$1.06	$1.14	$2.21	$2.44
Diluted earnings per share	$1.14	$1.05	$1.12	$2.19	$2.41
Weighted average shares outstanding	5,896	5,887	5,862	5,892	5,858
Weighted average diluted shares outstanding	5,946	5,946	5,929	5,946	5,932
Cash dividends paid per share [1]	$0.27	$0.27	$0.25	$0.54	$0.50

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.67%	1.55%	1.70%	1.61%	1.81%
Return on average equity	17.1%	16.4%	20.5%	16.7%	22.7%
Yield on earning assets	5.62%	5.30%	4.96%	5.46%	4.88%
Rate paid on interest-bearing liabilities	1.44%	1.33%	0.56%	1.39%	0.46%
Net interest margin	4.89%	4.62%	4.69%	4.76%	4.66%
Noninterest income to average assets	0.54%	0.53%	0.55%	0.54%	0.77%
Noninterest expense to average assets	2.56%	2.57%	2.32%	2.57%	2.33%
Efficiency ratio [2]	50.4%	53.1%	46.9%	51.7%	45.3%

	6/30/2024	3/31/2024	6/30/2023	12/31/2023	12/31/2022
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$14,082	$13,157	$13,385	$12,867	$10,717
Allowance for credit losses as a percentage of total loans	1.41%	1.35%	1.43%	1.34%	1.18%
Nonperforming loans	$8,974	$5,610	$9,535	$4,820	$1,172
Nonperforming assets	$9,148	$6,000	$9,636	$5,315	$1,190
Nonperforming loans as a percentage of total loans	0.90%	0.57%	1.02%	0.50%	0.13%
Nonperforming assets as a percentage of total assets	0.56%	0.37%	0.61%	0.33%	0.07%
Year-to-date net charge-offs	$610	$610	$411	$954	$935
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.13%	0.25%	0.09%	0.10%	0.11%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,896	5,896	5,864	5,872	5,850
Shareholders' equity	$165,155	$161,491	$128,558	$147,317	$119,004
Book value per common share	$28.01	$27.39	$21.92	$25.09	$20.34
Tangible common equity[3]	$158,763	$155,048	$121,947	$140,823	$112,273
Tangible book value per common share[4]	$26.93	$26.30	$20.80	$23.98	$19.19
Tangible common equity to total assets	9.7%	9.5%	7.8%	8.7%	6.9%
Gross loans to deposits	76.4%	75.1%	67.0%	71.9%	62.6%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	11.3%	11.0%	10.3%	10.8%	9.2%
Common Equity Tier 1 Ratio	16.4%	16.1%	15.0%	15.7%	14.7%
Tier 1 Risk-Based Capital Ratio	16.4%	16.1%	15.0%	15.7%	14.7%
Total Risk-Based Capital Ratio	17.6%	17.4%	16.2%	16.9%	15.7%

(1) The Company paid  a quarterly cash dividend of $0.27 per share on May 15, 2024 and February 15, 2024 and a quarterly cash dividend of $0.25 per share on February 15, 2023, May 15, 2023 , August 15, 2023.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).

(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.

(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	6/30/2024			6/30/2023
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$980,723	$15,412	6.32%	$919,953	$13,393	5.84%
Investment securities	367,841	3,932	4.30%	351,986	2,938	3.35%
Non-taxable investment securities (1)	76,275	602	3.17%	126,148	927	2.95%
Interest-bearing deposits	88,607	1,214	5.51%	75,233	965	5.14%
Total interest-earning assets	1,513,446	21,160	5.62%	1,473,320	18,223	4.96%
Cash and due from banks	26,859			26,050
Other assets	90,092			74,888
Total assets	$1,630,397			$1,574,258

Interest-bearing liabilities:
Money market deposits	215,614	468	0.87%	229,886	338	0.59%
Savings deposits	322,919	174	0.22%	383,599	208	0.22%
Time deposits	94,684	674	2.86%	67,986	318	1.88%
Total deposits	633,217	1,316	0.84%	681,471	864	0.51%
Borrowings	120,000	1,431	4.80%	10,000	113	4.53%
Other interest-bearing liabilities	16,809	8	0.19%	16,900	7	0.17%
Total interest-bearing liabilities	770,026	2,755	1.44%	708,371	984	0.56%
Non-interest-bearing deposits	663,094			718,372
Other liabilities	37,794			17,411
Shareholders' equity	159,483			130,104
Total liabilities & equity	$1,630,397			$1,574,258
Cost of funding interest-earning assets (4)			0.73%			0.27%
Net interest income and margin (5)		$18,405	4.89%		$17,239	4.69%

(1)     Not computed on a tax-equivalent basis.

(2)     Average nonaccrual loan balances of $4.2 million for 2024 and $3.6 million for 2023 are included in average loan balances for computational purposes.

(3)     Net costs included in loan interest income for the three-month periods ended June 30, 2024 and 2023 were $338 thousand and $231 thousand, respectively.

(4)     Total annualized interest expense divided by the average balance of total earning assets.

(5)     Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the six-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Six Months Ended			For the Six Months Ended
	6/30/2024			6/30/2023
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$972,427	$30,005	6.21%	$917,405	$26,087	5.73%
Investment securities	369,815	7,537	4.10%	347,002	5,752	3.34%
Non-taxable investment securities (1)	92,225	1,393	3.04%	125,388	1,841	2.96%
Interest-bearing deposits	81,807	2,252	5.54%	97,103	2,330	4.84%
Total interest-earning assets	1,516,274	41,187	5.46%	1,486,898	36,010	4.88%
Cash and due from banks	26,722			26,386
Other assets	85,300			75,034
Total assets	$1,628,296			$1,588,318

Interest-bearing liabilities:
Money market deposits	213,399	844	0.80%	232,855	555	0.48%
Savings deposits	329,242	354	0.22%	392,899	407	0.21%
Time deposits	93,092	1,304	2.82%	58,057	369	1.28%
Total deposits	635,733	2,502	0.79%	683,811	1,331	0.39%
Borrowings	117,170	2,798	4.80%	5,691	141	5.00%
Junior subordinated debentures	-	-	-%	4,575	141	6.22%
Other interest-bearing liabilities	19,260	25	0.26%	17,687	9	0.10%
Total interest-bearing liabilities	772,163	5,325	1.39%	711,764	1,622	0.46%
Non-interest-bearing deposits	668,441			733,781
Other liabilities	31,118			15,908
Shareholders' equity	156,574			126,865
Total liabilities & equity	$1,628,296			$1,588,318
Cost of funding interest-earning assets (4)			0.70%			0.22%
Net interest income and margin (5)		$35,862	4.76%		$34,388	4.66%

(1)     Not computed on a tax-equivalent basis.

(2)     Average nonaccrual loan balances of $4.8 million for 2024 and $3.0 million for 2023 are included in average loan balances for computational purposes.

(3)     Net costs included in loan interest income for the six-month periods ended June 30, 2024 and 2023 were $682 thousand and $581 thousand, respectively.

(4)     Total annualized interest expense divided by the average balance of total earning assets.

(5)     Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended June 30, 2024 and 2023.

	For the Three Months Ended
	June 30,
	2024	2023	Dollar Change	Percentage Change
Interchange income	$782	$824	(42)	(5.1)%
Service charges on deposit accounts	743	694	49	7.1%
Loan servicing fees	186	241	(55)	(22.8)%
FHLB Dividends	136	86	50	58.1%
Earnings on life insurance policies	104	100	4	4.0%
Other	251	198	53	26.8%
Total non-interest income	$2,202	$2,143	$59	2.8%

The following table presents the components of non-interest expense for the three-month periods ended June 30, 2024 and 2023.

	For the Three Months Ended
	June 30,
	2024	2023	Dollar Change	Percentage Change
Salaries and employee benefits	$5,283	$4,866	$417	8.6%
Occupancy and equipment	1,949	1,253	696	55.5%
Outside service fees	1,184	1,181	3	0.3%
Professional fees	329	284	45	15.8%
Armored car and courier	220	182	38	20.9%
Advertising and shareholder relations	214	281	(67)	(23.8)%
Business development	210	166	44	26.5%
Telephone and data communication	204	203	1	0.5%
Director compensation and expense	199	196	3	1.5%
Deposit insurance	185	182	3	1.6%
Loan collection expenses	117	87	30	34.5%
Amortization of Core Deposit Intangible	51	60	(9)	(15.0)%
Other	251	157	94	59.9%
Total non-interest expense	$10,396	$9,098	$1,298	14.3%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the six-month periods ended June 30, 2024 and 2023.

	For the Six Months Ended
	June 30,
	2024	2023	Dollar Change	Percentage Change
Gain on sale of buildings	$19,854	$-	19,854	100.0%
Interchange income	1,522	1,539	(17)	(1.1)%
Service charges on deposit accounts	1,458	1,313	145	11.0%
Loan servicing fees	388	476	(88)	(18.5)%
FHLB Dividends	273	173	100	57.8%
Earnings on life insurance policies	200	204	(4)	(2.0)%
Gain on termination of interest rate swaps	-	1,707	(1,707)	(100.0)%
Loss on sale of investment securities	(19,826)	-	(19,826)	100.0%
Other	473	656	(183)	(27.9)%
Total non-interest income	$4,342	$6,068	$(1,726)	(28.4)%

The following table presents the components of non-interest expense for the six-month periods ended June 30, 2024 and 2023.

	For the Six Months Ended
	June 30,
	2024	2023	Dollar Change	Percentage Change
Salaries and employee benefits	$10,649	$9,933	$716	7.2%
Occupancy and equipment	3,639	2,593	1,046	40.3%
Outside service fees	2,316	2,175	141	6.5%
Professional fees	768	626	142	22.7%
Advertising and shareholder relations	458	460	(2)	(0.4)%
Telephone and data communication	426	403	23	5.7%
Armored car and courier	422	347	75	21.6%
Deposit insurance	372	370	2	0.5%
Director compensation and expense	366	438	(72)	(16.4)%
Business development	363	305	58	19.0%
Loan collection expenses	221	217	4	1.8%
Amortization of Core Deposit Intangible	102	120	(18)	(15.0)%
Other	691	336	355	105.7%
Total non-interest expense	$20,793	$18,323	$2,470	13.5%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table shows the distribution of loans by type at June 30, 2024 and 2023.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	6/30/2024	6/30/2024	6/30/2023	6/30/2023
Commercial	$81,170	8.1%	$74,958	8.0%
Agricultural	123,661	12.4%	126,841	13.6%
Real estate – residential	11,755	1.2%	14,878	1.6%
Real estate – commercial	588,332	59.0%	517,289	55.3%
Real estate – construction & land	67,960	6.8%	56,331	6.0%
Equity Lines of Credit	38,446	3.9%	35,877	3.8%
Auto	80,751	8.1%	103,050	11.0%
Other	5,259	0.5%	5,990	0.7%
Total Gross Loans	$997,334	100%	$935,214	100%

The following table shows the distribution of Commercial Real Estate loans at June 30, 2024 and 2023.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	6/30/2024	6/30/2024	6/30/2023	6/30/2023
Owner occupied	$240,346	40.9%	$166,439	32.2%
Investor	347,986	59.1%	350,850	67.8%
Total real estate - commercial	$588,332	100%	$517,289	100%

The following table shows the distribution of deposits by type at June 30, 2024 and 2023.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	6/30/2024	6/30/2024	6/30/2023	6/30/2023
Non-interest bearing	$670,652	51.4%	$716,438	51.4%
Money Market	214,063	16.4%	213,386	15.3%
Savings	322,081	24.7%	374,013	26.8%
Time	97,791	7.5%	91,323	6.5%
Total Deposits	$1,304,587	100%	$1,395,160	100%